Exhibit 99.1

ACI Worldwide, Inc. 120 Broadway - Suite 3350 New York, NY 10271 646.348.6700 FAX 212.479.4000	News Release

Investors contact:	Media contact:
Tamar Gerber	Jim Maxwell
Vice President, Investor Relations	Manager, Public Relations
646.348.6706	402.390.8906

ACI Worldwide, Inc. Reports Financial

Results for the Quarter Ended March 31, 2008

OPERATING HIGHLIGHTS

•                  Recurring revenue up $4.1 million, or 8%, year over year

•                  Generated $11 million sequential rise in 12-month backlog, indicating that a larger number of contracts will be moving into current period GAAP earnings over the next 12 months

•                  Large sales completed in both EMEA and Asia Pacific regions; large Thai banking customer purchased multiple wholesale products in an IBM System p environment

	Quarter Ended
	March 31, 2008	Better / (Worse) March 31, 2007	Better / (Worse) March 31, 2007
Operating Free Cash Flow ($ Mil)	$45.3	$27.0	147%
60 month Backlog ($ Bil)	$1.397	$0.120	9%

Revenues ($ Mil)	$92.6	$2.7	3%

(NEW YORK — May 8, 2008) —   ACI Worldwide, Inc. (NASDAQ:ACIW), a leading international provider of software for electronic payment systems, today announced financial results for the period ending March 31, 2008.  We will hold a conference call on May 8, 2008, at 8.30 a.m. EDT to discuss this information.  Interested persons may also access a real-time audio broadcast of the teleconference at www.aciworldwide.com/investors.

“The first quarter witnessed a renewed investment in product development and in services personnel to manage both the migration of customers to our latest BASE24TM offering as well as the implementation of the record new accounts we booked in prior quarters. We also saw the rate of increase of overall deferred revenue slow down, which would indicate that more of our deferred revenue is converting into current period GAAP earnings. The business itself reflected a steady and typical first quarter performance with a moderated pace of new sales after a healthy fourth quarter,” said Chief Executive Officer Philip Heasley.

Notable new business during the quarter included:

•                  EMEA: Added new BASE24-epsTM customer locations in Romania and Kyrgystan. Products selected across the region include BASE24TM combinations, the ACI Money Transfer System, and application infrastructure tools.

•                  Asia:  Bank and credit card customers added wholesale products including ACI Enterprise Banker, ACI Payments File Manager, Proactive Risk Manager, Trade Manager,  NET24 XPNET  and File Connect

•                  Thailand: Kasikorn Bank purchased a global payment hub comprised of multiple products in an IBM environment

•                  Ireland: Existing bank customer purchased a sizable term extension that will book ratably over life of contract

•                  United States: A large supermarket chain purchased BASE24TM and Golden Gate.

•                  Italy: A banking customer added BASE24-pos and Simulation Services for Enterprise Testing

•                  6 new customers signed, including new users of ACI Enterprise Banker, BASE24-epsTM and Proactive Risk Manager

•                  16 new applications added to existing customer relationships ranging from ACI Retail Commerce Server and Proactive Risk Manager for Enterprise Services to Simulation Services for Enterprise Testing

FINANCIAL SUMMARY

Operating Free Cash Flow

Operating free cash flow for the quarter was $45.3 million compared to $18.3 million for the March 2007 quarter. The rise in our operating free cash flow was due to the receipt of payments under the terms of the alliance agreement with IBM Corporation in the March 2008 quarter as compared to the same quarter in the year prior. Net operating free cash flow provided by operating activities was $9.1 million excluding a net IBM alliance payment of $36.2 million. The year-over-year variance in operating free cash flow of $9.2 million was comprised primarily of the addition of $6.0 million of services headcount in the geographic channels as well as $2.2 million rise in distributor commissions and professional fees paid in the quarter.

Sales

Sales bookings in the quarter totaled $63.8 million compared to $125.5 million in the March 2007 quarter. The contraction in year-over-year sales is a consequence primarily of two sales types that totaled $56.6 million of the variance: term extensions, which accounted for $28.9 million, and new accounts/new applications sales, which accounted for a further $27.7 million reduction over the prior period.  The two sales groups contracted due to different factors. The term extension reduction is a function of the timing of renewals of five-year contracts while the prior-year period saw the booking of much larger deals that had commensurately higher product sales components. In the combined new accounts/new applications category we sold smaller deals in the current period; this year our top five sales amounted to $9.3 million in contrast to the prior year quarter in which we sold $30.2 million of products. The contraction is due to the complexity of new multi-product deals, slower than usual customer approval processes, and our new focus on selling products in conjunction with IBM.

Backlog

As of March 31, 2008, our estimated 60-month backlog was $1.397 billion compared to $1.380 billion at December 31, 2007, and $1.277 billion as of March 31, 2007. The sequential growth of $17 million in our 60-month backlog was comprised primarily of EMEA growth due to positive foreign exchange translation of approximately $12 million as well as higher sales bookings in the British Isles and Italy. As of March 31, 2008, our 12-month backlog was $347 million, as compared to $336 million for the quarter ended December 31, 2007, and $307 million for the quarter ended March 31, 2007. The 12-month backlog was positively impacted by $3 million of foreign exchange gain as well as a large transaction moving into the near-term period.

Revenues

Revenue was $92.6 million in the quarter ended March 31, 2008, an increment of $2.7 million or 3% over the prior-year period revenue of $89.9 million.  The increase was largely attributable to a rise of $1.6 million in maintenance fees in the March 2008 quarter as compared to the March 2007 quarter. Our March 2008 GAAP revenue derived principally from our backlog; 89% derived from 12-month backlog whereas only 11% of the revenue was provided by current-period sales. Our monthly recurring revenue figure in the quarter of $56.3 million, a rise of $4.1 million over the prior-year quarter, also underscores the growth of the ratable and renewing portion of our business and a lessening of the significance of non-recurring license fee revenue.

Sequentially, our deferred revenue increased by $12.9 million compared to a sequential increase of $20.8 million in the March 2007 quarter while our year-over-year deferred revenue rose by $33.9 million.  The rise in sequential short-term deferred revenue from $115.5 million to $135.4 million signifies that some of our backlog is beginning to move closer to GAAP revenue recognition.

Operating Expenses

Operating expenses were $93.1 million in the March 2008 quarter compared to $89.7 million in the March 2007 quarter, an increase of $3.4 million or 4%. Excluding the prior-year quarter’s non-recurring expenses of $5.9 million incurred in conjunction with our historic stock options review in 2007, operating expenses grew by $9.3 million as a result of the following variances: a rise of $4.6 million in services personnel and related costs, $2.2 million rise in distributorship commissions related to mix of sales as well as external professional fees, $0.5 million investment in our retail on-demand product, $0.9 other general and administrative costs, and $1.1 million in acquisition expenses specific to Stratasoft and Visual Web.

Other Income and Expense

Other expense for the quarter was $1.0 million, compared to other expense of $0.9 million in the March 2007 quarter. The increase in other expense in the quarter resulted from the reduction of cash and cash equivalents due to funding of our share repurchase program, which also impacted interest income received, and from interest expense paid on the outstanding credit facility. The $3.7 million FAS 133 non-cash loss on our interest rate swaps was offset by a gain of $3.7 million on foreign exchange.

Taxes

Income tax expense in the quarter was $2.0 million due to losses in tax jurisdictions for which we received no tax benefit offset by income in tax jurisdictions in which we accrued tax expense. Furthermore, as mentioned in previous quarters, the company continues to incur a fixed amortization charge of $0.6 million per quarter related to the transfer of intellectual property outside the United States.

Net Income (Loss) and Diluted Earnings Per Share

Net loss for the quarter was $3.5 million, compared to net loss of $0.4 million during the same period last year.

Earnings (loss) per share for the quarter ended March 2008 was $(0.10) per diluted share compared to $(0.01) per diluted share during the same period last year. The year-over-year quarterly change is primarily due to the following factors: positive variance of $0.10 due to lack of historic stock option review fees in 2008, $0.07 variance driven by foreign currency gain in the March 2008 quarter versus a loss in prior year and $0.04 rise in organic revenue, offset by a negative variance of $0.15 in organic operating expenses, $0.07 in a non-cash loss on our interest rate swaps and $0.07 due to the 2008 tax expense.

Weighted Average Shares Outstanding

Total weighted average shares outstanding were 35.2 million for the quarter ended March 31, 2008 as compared to 37.2 million shares outstanding as of March 31, 2007. During the quarter, we repurchased 1,639,755 shares at an average price of $18.33 in the quarter.

-End-

Table 1: Reconciliation of Operating Free Cash Flow

	Quarter Ended March 31,
(millions)	2008	2007
Net cash provided by operating activities	$46.5	$16.3
One-time items:
Net after-tax cash payments associated with early termination of Watford facility lease	0.6	0
Net after-tax cash payments associated with stock option cash settlement	0.0	2.7
Net after-tax cash payments associated with Restructuring and Other Emp. Related Actions	0.5	0.7
Less capital expenditures	(2.6)	(1.4)
Less alliance technical enablement expenditures	(0.9)	0.0
Net proceeds from alliance agreement	1.2	0.0
Operating Free Cash Flow	$45.3	$18.3

Net ACI organic cash flows	9.1	18.3
Net IBM proceeds & enablement cash flows	36.2	0.0
Operating Free Cash Flow	$45.3	$18.3

Table 2: Backlog 60- Month (millions)

	Quarter Ended
	March 31,	December 31,	March 31,
	2008	2007	2007
Americas	$724	$733	$692
EMEA	522	504	457
Asia/Pacific	151	143	128
Backlog 60-Month	$1,397	$1,380	$1,277

ACI Deferred Revenue	156	143	122
ACI Other	1,241	1,237	1,155
Backlog 60-Month	$1,397	$1,380	$1,277

Table 3: Revenues by Channel (millions)

	Quarter Ended
	March 31,
	2008	2007
Revenues:
United States	$32.7	$39.2
Americas International	11.3	13.4
Americas	$44.0	$52.6
EMEA	37.3	28.7
Asia/Pacific	11.3	8.6
Revenues	$92.6	$89.9

Table 4: Monthly Recurring Revenue

	Quarter Ended
	March 31,
(millions)	2008	2007

Monthly license fees	$16.8	$15.2
Maintenance fees	31.5	29.9
Processing Services	8.0	7.1
Monthly Recurring Revenue	$56.3	$52.2

Table 5: Deferred Revenue

	Quarter Ended
	March 31,	December 31,	March 31,	December 31,
(millions)	2008	2007	2007	2006

Acquisitions	$1.9	$2.0	$0.7	$0.0
ACI Organic	133.5	113.5	95.7	78.5
Short Term Deferred Revenue	$135.4	$115.5	$96.4	$78.5

Acquisitions	$0.0	$0.0	$0.0	$0.0
ACI Organic	20.3	27.3	25.3	22.4
Long Term Deferred Revenue	$20.3	$27.3	$25.3	$22.4

Total Deferred Revenue	$155.7	$142.8	$121.7	$100.9

Table 6: Deferred Expenses

	Quarter Ended
	March 31,	December 31,	March 31,	December 31,
(millions)	2008	2007	2007	2006

Acquisitions	$0.1	$0.1	$0.0	$0.0
ACI Organic	12.3	11.3	5.9	5.9
Total Deferred Expenses	$12.4	$11.4	$5.9	$5.9

Table 7: Organic versus Acquisition Comparisons (millions)

	Year over Year Increase/Decrease in Revenue	Year over Year Increase/Decrease in Op. Expenses	Dec-Mar y-o-y Quarterly Movement in Deferred Revenue	Dec-Mar y-o-y Quarterly Movement in Deferred Expense
2007 Quarter	$89.9	$89.7	$20.8	$(0.0)

Organic	$1.9	$8.1	$(7.1)	1.0
Acquisitions	0.8	1.2	(0.8)	0.0
Stock Options (Prof. Fees & Vested Shares)	—	(5.9)	—	—
Net Change	$2.7	$3.4	$(7.9)	$1.0

2008 Quarter	$92.6	$93.1	$12.9	$1.0

Table 8: Acquisition Intangibles & Software, Non-cash equity based compensation and non-recurring items

	Quarter Ended
	March 31,
	2008		2007
(millions)	EPS Impact	$ in Millions (Net of Tax)	EPS Impact	$ in Millions (Net of Tax)
Non-recurring items
Stock options (Prof. Fees & Vested Shares)	$0.00	$0.0	$0.10	$3.9

Non-recurring items	$0.00	$0.0	$0.10	$3.9
Amortization of acquisition-related intangibles & software	0.05	1.9	0.05	1.8
Non-cash equity-based compensation	0.05	1.7	0.03	1.1
Total:	$0.10	$3.6	$0.18	$6.8

* Tax Effected at 35%

Table 9: Other Income (Expense)

	Quarter Ended
	March 31,	December 31,	March 31,	December 31,
(millions)	2008	2007	2007	2006

Interest Income	$0.6	$0.8	$1.0	$0.9
Interest Expense	(1.4)	(1.4)	(1.6)	(1.5)
FX Gain / Loss	3.7	1.9	(0.3)	(0.6)
SFAS 133	(3.7)	(2.5)	0.0	0.0
Other	(0.2)	0.2	(0.0)	0.3
Total Other Income (Expense)	$(1.0)	$(1.0)	$(0.9)	$(0.9)

About ACI Worldwide, Inc.

ACI Worldwide is a leading provider of electronic payments software and services to major banks, retailers and processors around the world.  The company’s solutions enable online payment processing, online banking, fraud prevention and detection, and back office services such as settlement, account management, card management and dispute processing.  ACI solutions provide market-leading levels of reliability, manageability and scale to over 800 customers in 88 countries.  Visit ACI Worldwide at www.aciworldwide.com.

Non GAAP Financial Measures

This press release includes operating free cash flow and backlog estimates. ACI is presenting these non-GAAP guidance measures to provide more transparency to its earnings, focusing on operating free cash flow and backlog.

ACI is presenting operating free cash flow, which is defined as net cash provided (used) by operating activities, excluding cash payments associated with the cash settlement of stock options, cash payments associated with one-time employee related actions, less capital expenditures and plus or minus net proceeds from IBM.  We utilize this non-GAAP financial measure, and believe it is useful to investors, as an indicator of cash flow available for debt repayment and other investing activities, such as capital investments and acquisitions. We utilize operating free cash flow as a further indicator of operating performance and for planning investing activities.   Operating free cash flow is considered a non-GAAP financial measure as defined by SEC Regulation G.  Operating free cash flow should be considered in addition to, rather than as a substitute for, net cash provided (used) by operating activities.  A limitation of operating free cash flow is that it does not represent the total increase or decrease in the cash balance for the period.  This measure also does not exclude mandatory debt service obligations and, therefore, does not represent the residual cash flow available for discretionary expenditures.  Management generally compensates for limitations in the use of non-GAAP financial measures by relying on comparable GAAP financial measures and providing investors with a reconciliation of non-GAAP financial measures only in addition to and in conjunction with results presented in accordance with GAAP. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, loss from operations and net loss per share calculated in accordance with GAAP.  We believe that operating free cash flow is useful to investors to provide disclosures of our operating results on the same basis as that used by our management. We also believe that this measure can assist investors in comparing our performance to that of other companies on a consistent basis without regard to certain items, which do not directly affect our ongoing cash flow.

ACI also includes backlog estimates which are all software license fees, maintenance fees and services specified in executed contracts, as well as revenues from assumed contract renewals to the extent that we believe recognition of the related revenue will occur within the corresponding backlog period.  We have historically included assumed renewals in backlog estimates based upon automatic renewal provisions in the executed contract and our historic experience with customer renewal rates.

Backlog is considered a non-GAAP financial measure as defined by SEC Regulation G.  Our 60-month backlog estimate represents expected revenues from existing customers using the following key assumptions:

•                  Maintenance fees are assumed to exist for the duration of the license term for those contracts in which the committed maintenance term is less than the committed license term.

•                  License and facilities management arrangements are assumed to renew at the end of their committed term at a rate consistent with our historical experiences.

•                  Non-recurring license arrangements are assumed to renew as recurring revenue streams.

•                  Foreign currency exchange rates are assumed to remain constant over the 60-month backlog period for those contracts stated in currencies other than the U.S. dollar.

•                  Our pricing policies and practices are assumed to remain constant over the 60-month backlog period.

Estimates of future financial results are inherently unreliable. Our backlog estimates require substantial judgment and are based on a number of assumptions as described above. These assumptions may turn out to be inaccurate or wrong, including for reasons outside of management’s control. For example, our customers may attempt to renegotiate or terminate their contracts for a number of reasons, including mergers, changes in their financial condition, or general changes in economic conditions in the customer’s industry or geographic location, or we may experience delays in the development or delivery of products or services specified in customer contracts which may cause the actual renewal rates and amounts to differ from historical experiences.  Changes in foreign currency exchange rates may also impact the amount of revenue actually recognized in future periods.  Accordingly, there can be no assurance that contracts included in backlog estimates will actually generate the specified revenues or that the actual revenues will be generated within the corresponding 60-month period.

Backlog should be considered in addition to, rather than as a substitute for, reported revenue and deferred revenue.

The presentation of these non-GAAP financial measures should be considered in addition to our GAAP results and is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

Forward-Looking Statements

This presentation contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. Generally, forward-looking statements do not relate strictly to historical or current facts and may include words or phrases such as “believes,” “ will,” “expects,” “anticipates”,  “looks forward to,” and words and phrases of similar impact.

The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this presentation include, but are not limited to, statements regarding the:

•                  Expectations related to the reduced rate of increase in our overall deferred revenue and our belief that this indicates that we are converting a greater amount of deferred revenue into current period GAAP earnings;

•                  Our ability to successfully sell complex multi-product deals and engage in joint marketing efforts with IBM and the impact of such efforts on our sales;

•                  Expectations related to the growth of the ratable and renewing portion of our business and the lessening significance of non-recurring license fee revenue; and

•                  Expectations related to the timing for the conversion of portions of our backlog to GAAP revenue based on the increase in our sequential short-term deferred revenue.

Any or all of the forward-looking statements may turn out to be wrong. They can be affected by the judgments and estimates underlying such assumptions or by known or unknown risks and uncertainties. Many of these factors will be important in determining our actual future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially from those expressed or implied in any forward-looking statements. In addition, we disclaim any obligation to update any forward-looking statements after the date of this presentation.

All of the foregoing forward-looking statements are expressly qualified by the risk factors discussed in our filings with the Securities and Exchange Commission. For a detailed discussion of these risk factors, parties that are relying on the forward-looking statements should review our filings with the Securities and Exchange Commission, including our Form 10-K filed on January 30, 2008 and our Form 10-Q filed on February 19, 2008, both as amended by our Form 10-K/A and Form 10-Q/A, respectively, filed on March 4, 2008, and specifically the sections entitled “Factors That May Affect Our Future Results or the Market Price of Our Common Stock.”

The risks identified in our filings with the Securities and Exchange Commission include:

•                  Risks associated with the restatement of our financial statements;

•                  Risks associated with our performance which could be materially adversely affected by a general economic downturn or  lessening demand in the software sector;

•                  Risks associated with our ability to successfully and effectively compete in a highly competitive and rapidly changing industry;

•                  Risks inherent in making an estimate of our backlogs which may not be accurate and may not generate the predicted revenue;

•                  Risks associated with tax positions taken by us which require substantial judgment and with which taxing authorities may not agree;

•                  Risks associated with consolidation in the financial services industry which may adversely impact the number of customers and our revenues in the future;

•                  Risks associated with our stock price which may be volatile;

•                  Risks associated with conducting international operations;

•                  Risks regarding one of our most strategic products, BASE24-eps,  which may prove to be unsuccessful in the marketplace;

•                  Risks associated with our future profitability which depends on demand for our products; lower demand in the future could adversely affect our business;

•                  Risks associated with the complexity of our software products and the risk that our software products may contain undetected errors or other defects which could damage our reputation with customers, decrease profitability, and expose us to liability;

•                  Risks associated with the IBM alliance, including our and/or IBM’s ability to perform under the terms of that alliance and customer receptiveness to the alliance

•                  Risks associated with future acquisitions and investments which could materially adversely affect us;

•                  Risks associated with our ability to protect our intellectual property and technology and that we may be subject to increasing litigation over our intellectual property rights;

•                  Risks associated with litigation that could materially adversely affect our business financial condition and/or results of operations;

•                  Risks associated with our offshore software development activities which may be unsuccessful and may put our  intellectual property at risk;

•                  Risks associated with security breaches or computer viruses which could disrupt delivery of services and damage our reputation;

•                  Risks associated with our ability to comply with governmental regulations and industry standards to which are customers  are subject which may result in a loss of customers or decreased revenue;

•                  Risks associated with our ability to comply with privacy regulations imposed on providers of services to financial institutions;

•                  Risks associated with system failures which could delay the provision of products and services and damage our reputation with our customers;

•                  Risks associated with our restructuring plan which may not achieve expected efficiencies;

•                  Risks associated with material weaknesses in our internal control over financial reporting;

•                  Risks associated with the impact of economic changes on our customers in the banking and financial services industries including the current mortgage crisis which could reduce the demand for our products and services; and

•                  Risks associated with the our recent outsourcing agreement with IBM which may not achieve the level of savings that we anticipate and involves many changes in systems and personnel which increases operational and control risk during transition, including, without limitation, the risks described in our Current report on Form 8-K filed March 19, 2008.

•                  Risks associated with our announcement of the maturity of certain legacy retail payment products may result in decreased customer investment in our products and our strategy to migrate customers to our next generation products may be unsuccessful which may adversely impact our business and financial condition.

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(unaudited and in thousands)

	March 31,	December 31,	March 31,	December 31,
	2008	2007	2007	2006
ASSETS
Current assets
Cash and cash equivalents	$108,667	$97,011	$95,963	$89,900
Billed receivables	88,203	87,932	75,068	65,402
Accrued receivables	8,927	11,132	11,332	13,593
Deferred income taxes, net	5,827	5,374	4,575	2,441
Recoverable income taxes	4,337	6,033	5,825	—
Prepaid expenses	10,231	9,803	8,487	8,010
Other current assets	11,078	8,399	9,180	12,353
Total current assets	237,270	225,684	210,430	191,699

Property, plant and equipment, net	19,282	19,503	18,869	18,899
Software, net	30,960	31,430	32,760	32,990
Goodwill	209,952	206,770	201,360	193,927
Other intangible assets, net	36,964	38,088	41,050	41,338
Deferred income taxes, net	33,940	31,283	16,126	17,517
Other assets	16,347	17,700	12,791	13,106
TOTAL ASSETS	$584,715	$570,458	$533,386	$509,476

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$12,911	$16,351	$10,806	$12,465
Accrued employee compensation	21,150	22,659	21,447	17,242
Deferred revenue	135,398	115,519	96,402	78,497
Income taxes payable	—	—	—	—
Alliance agreement liability	7,552	9,331	—	—
Accrued and other current liabilities	21,119	22,992	16,761	16,737
Total current liabilities	198,130	186,852	145,416	124,941

Deferred revenue	20,258	27,253	25,343	22,414
Note payable under credit facility	75,000	75,000	75,000	75,000
Deferred income taxes, net	3,012	3,245	—	—
Alliance agreement noncurrent liability	38,259	—	—	—
Other noncurrent liabilities	37,635	37,069	16,721	16,755
Total liabilities	372,294	329,419	262,480	239,110

Commitments and contingencies

Stockholders’ equity
Preferred Stock	—	—	—	—
Common stock	204	204	204	204
Common stock warrants	24,003	24,003	—	—
Treasury stock	(161,995)	(140,320)	(97,768)	(97,768)
Additional paid-in capital	306,143	311,108	309,445	309,086
Retained earnings	44,426	47,886	64,564	64,978
Accumulated other comprehensive loss	(360)	(1,842)	(5,539)	(6,134)
Total stockholders’ equity	212,421	241,039	270,906	270,366
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$584,715	$570,458	$533,386	$509,476

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited and in thousands, except per share amounts)

	Three Months Ended March 31,
	2008	2007

Revenues:
Software license fees	$39,098	$38,524
Maintenance fees	31,473	29,901
Services	22,020	21,523
Total revenues	92,591	89,948

Expenses:
Cost of software license fees	12,491	11,193
Cost of maintenance and services	28,629	23,351
Research and development	12,553	12,041
Selling and marketing	16,750	16,799
General and administrative	22,680	26,353
Total expenses	93,103	89,737

Operating income (loss)	(512)	211

Other income (expense):
Interest income	593	1,014
Interest expense	(1,366)	(1,597)
Other, net	(190)	(337)
Total other income (expense)	(963)	(920)

Loss before income taxes	(1,475)	(709)
Income tax expense (benefit)	1,985	(295)
Net loss	$(3,460)	$(414)

Loss per share information
Weighted average shares outstanding
Basic	35,165	37,162
Diluted	35,165	37,162

Loss per share
Basic	$(0.10)	$(0.01)
Diluted	$(0.10)	$(0.01)

ACI WORLDWIDE, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited and in thousands)

	For the Three Months Ended March 31,
	2008	2007
Cash flows from operating activities:
Net loss	$(3,460)	$(414)
Adjustments to reconcile net loss to net cash flows from operating activities
Depreciation	1,576	1,460
Amortization	3,809	3,622
Tax expense of intellectual property shift	590	478
Amortization of debt financing costs	84	84
Gain on reversal of asset retirement obligation	(949)	—
Loss on disposal of assets	218	9
Change in fair value of interest rate swaps	3,689	—
Deferred income taxes	(3,003)	(1,825)
Stock-based compensation expense	2,552	1,664
Tax benefit of stock options exercised and cash settled	40	740
Changes in operating assets and liabilities, net of impact of acquisitions:
Billed and accrued receivables, net	3,215	(5,806)
Other current assets	(2,700)	520
Other assets	668	(168)
Accounts payable	(3,793)	(2,473)
Accrued employee compensation	(1,825)	2,040
Proceeds from alliance agreement	36,087	—
Accrued liabilities	(4,264)	1
Current income taxes	1,536	(3,340)
Deferred revenue	12,400	19,693
Other current and noncurrent liabilities	54	(17)
Net cash flows from operating activities	46,524	16,268

Cash flows from investing activities:
Purchases of property and equipment	(1,465)	(1,004)
Purchases of software and distribution rights	(1,127)	(340)
Alliance technical enablement expenditures	(943)	—
Acquisition of businesses, net of cash acquired	(13)	(8,165)
Proceeds from alliance agreement	1,246	—
Net cash flows from investing activities	(2,302)	(9,509)

Cash flows from financing activities:
Proceeds from issuance of common stock	639	—
Proceeds from exercises of stock options	382	—
Excess tax benefit of stock options exercised	28	—
Purchases of common stock	(30,064)	—
Payments on debt and capital leases	(791)	(472)
Net cash flows from financing activities	(29,806)	(472)

Effect of exchange rate fluctuations on cash	(2,760)	(224)
Net increase in cash and cash equivalents	11,656	6,063
Cash and cash equivalents, beginning of period	97,011	89,900
Cash and cash equivalents, end of period	$108,667	$95,963

Supplemental cash flow information
Income taxes paid, net	$3,407	$3,571